Exhibit 99.1

FOR IMMEDIATE RELEASE

4Cable TV (CATV) To Showcase Its Innovative Products at SCTE Cable-Tec Expo® 2013

Conway, SC, October 22,  2013 - 4Cable TV International, Inc. (OTCQB: CATV) ("4Cable TV" and/or the "Company"), a global manufacturer of outdoor transmission equipment for Cable TV and Internet providers, announced today the Company is showcasing its patent-pending innovations this week at the 2013 SCTE Cable-Tec Expo in Atlanta, Georgia.  The annual cable telecommunications engineering show (http://expo.scte.org), which runs from October 21-24, is attended by over 10,000 cable industry decision makers & key influencers interested in connecting with the latest in cable telecommunications technology, products and services.

The SCTE Cable-Tec Expo is the first opportunity since 4Cable TV began trading under the symbol CATV for the Company to showcase its extensive product line, including its two flagship products the proprietary PowerMiser™ and RF2F technologies, to cable operators and executives.  4Cable TV is looking forward to connecting its American-made products to operators across the country and throughout the world.  All of the Company's products are developed and manufactured at its facility in Conway, South Carolina.

4Cable TV's proprietary PowerMiser™ power efficient cable TV amplifier system allows cable providers to increase bandwidth while reducing power consumption, resulting in lower operating costs and a smaller environmental footprint.   Each PowerMiser module uses 50% less power, labeling this technology green and saving the planet's energy.

The Company's unique, new and proprietary, patent-pending RF2F technology allows Cable TV providers to acquire new customers in outlying areas at a much lower cost than traditional methods.  4Cable TV is able to economically extend RF Cable TV networks' end of line service areas by converting coaxial cable service back to fiber optic and thus allowing up to 10,000 foot drops, as compared to the now allowable 250 foot coaxial drops.

"This week's SCTE Cable-Tec Expo is the perfect opportunity for 4Cable TV to accelerate the marketing of our innovative products," said Steven K Richey, President of 4Cable TV.  "We are coming into this year's show with an extremely appropriate trading symbol: CATV.  CATV is the acronym commonly used for Cable Television. The definition originally stood for 'Community Antenna Television'. We were surprised and are honored to be able to use this iconic and historic term as our stock symbol."

Since its founding in 2005, 4Cable TV has been a specialty solutions provider for the cable television (CATV) sector including repair, upgrading, and testing.  4Cable TV provides service and customized solutions to CATV operators.  4Cable TV was founded by two experienced veterans of the cable industry who together have previously owned and operated CATV systems across the United States, directed design validation laboratories, qualified hundreds of amplifier bandwidth upgrades, developed the first satellite block down converter now used in all satellite systems, and were involved in the first voice over IP experiments as International Long Distance Operators.

4Cable TV’s management team will be showcasing the Company's innovative products at its booth (#1503) at the 2013 SCTE Cable-Tec Expo this week in Atlanta.

About 4Cable TV

4Cable TV International, Inc. is a global manufacturer of outdoor transmission equipment for Cable TV and Internet providers. The Company’s patent-pending innovations provide Cable TV operators with cost-effective solutions that maximize bandwidth, extend system penetration, and save energy.  Since 2005, 4Cable TV has owned and operated manufacturing and research facilities in Conway, SC.  4Cable TV’s flagship product lines are the RF2F Cable TV Network Extension System, and the PowerMiser amplifier. For more information on 4Cable TV (OTCQB: CATV) and its products visit the Company's website at http://www.4Cable.tv

DISCLAIMER FOR FORWARD-LOOKING STATEMENTS: Except for statements of historical fact, the information contained herein is of a forward-looking nature. Such forward looking information involves known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievement of the company to be materially different from any future results, performance or achievements expressed or implied by statements containing forward-looking information. Accordingly, you should not place undue reliance on statements containing forward looking information. Investors are urged to consider closely the disclosure in our Form 10-K, which may be obtained from us, or from the SEC website at http://www.sec.gov/edgar.shtml

CONTACT:

Greg Williams
Investor Relations
1-877-556-3006
investors@4Cable.tv